FOR RELEASE: Thursday, March 7, 2002


                      SIMMONS FIRST EXPANDS INTO MONTICELLO


Pine Bluff, Arkansas - - - J. Thomas May, Chairman, President and Chief Executive Officer of Simmons First National Corporation (SFNC) and Cameron D. McKeel, President and Chief Executive Officer of HEARTLAND Community Bank, headquartered in Camden, Arkansas, announce the execution of a definitive agreement under the terms of which HEARTLAND Community Bank will sell its Monticello, Arkansas location to Simmons First Bank of South Arkansas, a subsidiary of SFNC. The acquisition will involve approximately $9 million in loans and $13 million in total deposits.

Commenting on the proposed sale, Freddie Black, President of Simmons First Bank of South Arkansas stated, "We are excited about having this opportunity to further expand the Simmons First philosophy of community banking throughout Arkansas. Monticello is a dynamic community and complements our existing service areas in Lake Village, Dumas and Dermott. HEARTLAND's management and associates have done an outstanding job in developing this market. The same management and staff will remain as part of the Simmons First team."

McKeel said, "The sale of this location will allow us to concentrate our efforts on growing the Bank's other operating divisions as well as continuing to provide the very best products and services to our customers in Camden, Bryant, Fordyce, Sheridan and the surrounding areas. This transaction only involves the Monticello branch location, in all other respects HEARTLAND will continue to operate as usual. We are pleased that this transaction will have a positive impact toward achieving the strategic goals of both Simmons First and HEARTLAND."

The transaction is subject to regulatory approval from the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Arkansas State Bank Department. The transaction is expected to close during the third quarter of 2002.

Simmons First National Corporation is a $2.0 billion financial holding company that has community banks in Pine Bluff, Jonesboro, Lake Village, Rogers, Russellville, Searcy and El Dorado, Arkansas. The Corporation's seven banks conduct financial operations from 64 offices in 33 communities throughout Arkansas.

HEARTLAND Community Bank, which is owned by HCB Bancshares, Inc. conducts business through its main office in Camden, Arkansas, and its five branch offices located in Camden, Bryant, Fordyce, Monticello, and Sheridan, Arkansas.

# # # FOR MORE INFORMATION CONTACT:

J. Thomas May                              Cameron D. McKeel
Chairman, President and Chief              President and Chief Executive Officer
  Executive Officer                        HEARTLAND Community Bank
Simmons First National Corporation         1.870.836.6841
1.800.272.2213                             1.870.836.2122 (Facsimile)
1.870.850.2605 (Facsimile)